FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-280318-05

From:	Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent:	Friday, May 15, 2026 1:53 PM
Subject:	★PREMARKETING★ JPMF1 2026-FX1 ***PUBLIC CMBS***

JPMF1 MULTIFAMILY MORTGAGE TRUST 2026-FX1 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2026-FX1 J. P. MORGAN SECURITIES LLC, AS LEAD MANAGER AND SOLE BOOKRUNNER, AND J. P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP. , AS DEPOSITOR

JPMF1 MULTIFAMILY MORTGAGE TRUST 2026-FX1 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2026-FX1

J.P. MORGAN SECURITIES LLC, AS LEAD MANAGER AND SOLE BOOKRUNNER, AND J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP., AS DEPOSITOR (COLLECTIVELY, “JPM”), ARE PLEASED TO PRESENT MF1 CAPITAL LLC’S (“MF1”) INAUGURAL FIXED-RATE MULTIFAMILY CONDUIT OFFERING, JPMF1 MULTIFAMILY MORTGAGE TRUST 2026-FX1 (“JPMF1 2026-FX1”). THE TRANSACTION WILL FEATURE 17 FIVE-YEAR, FIXED-RATE LOANS, WITH AN AGGREGATE PRINCIPAL BALANCE OF APPROXIMATELY $734.2 MILLION AS OF THE CUT-OFF DATE. THE UNDERLYING COLLATERAL CONSISTS OF 24 STABILIZED MULTIFAMILY PROPERTIES, SPANNING 12 STATES. MF1 ORIGINATED EACH OF THE MORTGAGE LOANS TO BE CONTRIBUTED TO THE SECURITIZATION THROUGH AN AFFILIATE, MF1 REIT III FR TRS LLC.

LEAD MANAGER AND SOLE BOOKRUNNER :	J.P. MORGAN SECURITIES LLC
CO-MANAGERS :	ATLAS SP SECURITIES, GOLDMAN SACHS & CO. LLC and SANTANDER US CAPITAL MARKETS LLC
LOAN SELLER :	MF1 REIT III FR TRS LLC

PROPERTY TYPE:	MULTIFAMILY (100%)

TOP 5 STATES :	NJ (20.9%), NY (14.6%), NC (9.1%), LA (9.1%), IL (8.2%)

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE :	$734,215,000
NUMBER OF LOANS :	17
NUMBER OF PROPERTIES :	24
WA CUT-OFF LTV :	67.7%
WA MATURITY LTV :	67.7%
WA U/W NCF DSCR :	1.37x
WA U/W NOI DEBT YIELD :	8.2%
TOP TEN LOANS % :	71.0%
WA TERM TO MATURITY (MOS) :	55
WA REMAINING AMORTIZATION TERM (MOS) :	NAP
WA SEASONING (MOS) :	5

DOCUMENTS & TIMING
PREMARKETING MATERIALS :	ATTACHED
TERM SHEET & ANNEX A :	ON OR ABOUT MAY 18, 2026
PRELIMINARY PROSPECTUS :	ON OR ABOUT MAY 18, 2026
PRICE GUIDANCE :	WEEK OF MAY 18, 2026
ANTICIPATED PRICING :	ON OR ABOUT May 21, 2026
ANTICIPATED SETTLEMENT :	ON OR ABOUT JUNE 10, 2026

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

JOHN MILLER 212-272-8363

HARRIS RENDELSTEIN 212-834-6737

CARL BARRETO 212-272-1725

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

BRIAN CAREY 212-834-3111

DERRICK FETZER 212-834-3111

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JACQUELINE LARET 212-834-4154

MICHAEL CASH 212-834-4154

MARIE SARAFIAN 212-834-4154

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